EXHIBIT 99.2

FNB UNITED CORP.
2012 INCENTIVE PLAN

STOCK INCENTIVE AWARD AGREEMENT
This Stock Incentive Award Agreement (the “Agreement”) is effective as of _______________, between FNB United Corp., a North Carolina corporation (the “Company”), and ___________________ (the “Participant”).
WHEREAS, the Company has established the FNB United Corp. 2012 Incentive Plan (the “Plan”), pursuant to which the Company may, from time to time, make grants of Restricted Stock and Options to eligible employees and other individuals providing services to the Company or an Affiliate (as all such capitalized terms are defined in the Plan); and
WHEREAS, in consideration for the Participant’s service to the Company and/or an Affiliate, the Company hereby grants to the Participant certain stock incentive awards consisting of shares of Restricted Stock and Options (the “Awards”) pursuant to the terms and conditions of the Plan and this Agreement;
NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:
1.Restricted Stock Award. Subject to the terms and conditions set forth in this Agreement and the Plan, effective as of _______________ (the “Grant Date”), the Company grants to the Participant _______________ (____) shares of Restricted Stock, provided that such Award of Restricted Stock shall be subject to the terms below.
(a)    Vesting. Subject to the Participant’s continued service with the Company or an Affiliate through the applicable vesting date, the Restricted Stock shall vest in accordance with the following schedule: (i) one-fourth of the Restricted Stock shall vest on the first anniversary of the Grant Date, (ii) an additional one-fourth of the Restricted Stock shall vest on the second anniversary of the Grant Date, (iii) an additional one-fourth of the Restricted Stock shall vest on the third anniversary of the Grant Date, and (iv) the remaining one-fourth of the Restricted Stock shall vest on the fourth anniversary of the Grant Date. If the application of this vesting schedule would result in the Participant vesting in a fraction of a share, such fractional share shall be rounded up to the next whole share.
(b)    Restrictions on Transferability. The Participant may not sell, assign, convey, pledge, exchange, hypothecate, alienate or otherwise dispose of or transfer the Restricted Stock in any manner to the extent it remains unvested. No assignment, pledge or transfer of the Restricted Stock, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall be effective; but immediately upon any such attempt to assign, pledge or otherwise transfer the Restricted Stock, the Restricted Stock shall be forfeited.

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(c)    Rights as Shareholder. Notwithstanding the foregoing vesting and transfer restrictions that apply to the Restricted Stock, but subject to the terms of this Agreement and the Plan, the Participant generally shall otherwise have the beneficial ownership of the Restricted Stock and shall be entitled to exercise the rights and privileges of a shareholder with respect to the Restricted Stock, including the right to vote such shares and the right to receive dividends (if any) paid with respect to such shares; provided, however, that (a) any dividend payments will be made no later than the end of the calendar year in which the dividends are paid to shareholders of the Shares or, if later, the fifteenth day of the third month following the date the dividends are paid to shareholders of the Shares; and (b) with respect to any Shares that arise from any dividends with respect to the Restricted Stock or from adjustments under Section 6, the Participant shall have the same rights and privileges, and shall be subject to the same restrictions, that apply to the Restricted Stock under this Agreement and the Plan.
(d)    Book-Entry Form. The shares of Restricted Stock generally shall be evidenced in book-entry or similar form and maintained by or on behalf of the Company in such form. In such case, no stock certificates shall be issued and the applicable restrictions will be noted in the records of the Company and its transfer agent. Notwithstanding the foregoing, in the discretion of the Company, a certificate or certificates representing the Restricted Stock may be registered in the name of the Participant and held in escrow or other custody by or on behalf of the Company. In either case, each certificate or book-entry record may bear such legends as the Company deems appropriate to reflect the applicable terms and conditions upon the Restricted Stock.
2.    Option Award. Subject to the terms and conditions set forth in this Agreement and the Plan, effective as of the Grant Date, the Company grants to the Participant an Option to purchase _______________ (____) Shares, provided that such Option shall be subject to the terms below. The Option shall be a Nonqualified Stock Option.
(a)    Exercise Price. The Exercise Price shall be $______ per Share, which is at least the Fair Market Value of a Share on the Grant Date.
(b)    Vesting. Subject to the Participant’s continued service with the Company or an Affiliate through the applicable vesting date, the Option shall vest in accordance with the following schedule: (i) one-fourth of the Option shall vest on the first anniversary of the Grant Date, (ii) an additional one-fourth of the Option shall vest on the second anniversary of the Grant Date, (iii) an additional one-fourth of the Option shall vest on the third anniversary of the Grant Date, and (iv) the remaining one-fourth of the Option shall vest on the fourth anniversary of the Grant Date. If the application of this vesting schedule would result in the Participant vesting in a fraction of a share, such fractional share shall be rounded up to the next whole share.
(c)    Option Period. Except as otherwise provided in the Plan and this Agreement, the Option will expire on the tenth anniversary of the Grant Date. Any Option or portion thereof not exercised before the expiration of the Option Period shall terminate.

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(d)    Exercise of Option. To the extent exercisable, the Option, or any portion thereof, may be exercised by giving written notice to the Company at such place as the Committee or its designee shall direct. Such notice shall specify the number of shares to be purchased pursuant to the Option and the aggregate Exercise Price to be paid therefor. To the extent that the Option is exercisable but is not exercised, the vested portions of the Option shall accumulate and be exercisable by the Participant in whole or in part at any time prior to expiration of the Option Period, subject to the terms of the Plan and this Agreement. Upon the exercise of an Option in whole or in part, payment of the Option Price in accordance with the provisions of the Plan and this Agreement, and satisfaction of such other conditions as may be established by the Committee, the Company shall as soon thereafter as practicable deliver to the Participant a certificate or certificates for the shares purchased. Notwithstanding the foregoing, the Company may choose to evidence and maintain the shares in book-entry or similar form. In such case, no certificates shall be issued and the applicable restrictions will be noted in the records of the Company.
(e)    Payment of Option Price. Payment of the Option Price may be made: (i) in cash or by check (or any combination thereof); [(ii) irrevocable instructions to a broker to deliver promptly to the Company cash equal to the Exercise Price]; (iii) by delivery (by either actual delivery or attestation) of Shares (valued at the date of exercise at their Fair Market Value) owned by the Participant at the time of exercise for a period of at least six months (or other time period, if any, determined by the Committee) and otherwise acceptable to the Committee, (iv) by directing the Company to withhold from the Shares to be issued upon exercise of the Option (or portion thereof) being exercised a number of Shares having a Fair Market Value not in excess of the aggregate Exercise Price of the Option (or portion thereof) being exercised, with the payment of the balance of the Exercise Price, if any, being made pursuant to Sections 2(e)(i) or 2(e)(ii) above, (v) by such other methods as may be permitted by the Committee in its sole discretion in accordance with the Plan; or (vi) by a combination of the foregoing methods.
(f)    Restrictions on Transferability. The Option shall not be transferable other than by will or the laws of intestate succession. The Option shall be exercisable during the Participant’s lifetime only by the Participant. No assignment, pledge or transfer of the Option, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall be effective; but immediately upon any such attempt to assign, pledge or otherwise transfer the Option, the Option shall be forfeited.
(g)    No Shareholder Rights Prior to Exercise. Neither the Participant nor the Participant’s legal representative, legatee or distributee shall be deemed to be the holder of any Shares subject to the Option and such persons shall not have any rights of a shareholder unless and until such Shares have been issued and delivered to such person.
3.    Termination of Employment. Except as provided below, if the Participant incurs a termination of service, all shares of Restricted Stock and all unexercised Options (vested and unvested) at the time of such termination shall be immediately and automatically forfeited by the Participant upon such termination of service.

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(a)    Voluntary Termination of Service. Notwithstanding anything herein to the contrary, in the event of a voluntary termination of service by the Participant, all unvested Awards shall be forfeited and all vested but unexercised Options as of the Participant’s date of termination shall be exercisable by the Participant until the earlier of ninety days following termination of service and the expiration of the Option Period. If the Participant incurs a voluntary termination of service in anticipation of a termination of service for Cause, the rights under this Section shall not apply and the Participant’s Award (including any rights to exercise the Participant’s Option) shall immediately terminate upon the Participant’s termination of service.
(b)    Termination of Service by the Company without Cause; Termination of Service by the Participant for Good Reason. Notwithstanding anything herein to the contrary, in the event of a termination of the Participant’s service by the Company without Cause (as defined below) or a termination of service by the Participant for Good Reason (as defined below), all unvested Awards shall be forfeited and all vested but unexercised Options as of the Participant’s date of termination shall be exercisable by the Participant until the expiration of the Option Period.
(c)    Termination of Service due to Retirement, Death, or Disability. Notwithstanding anything herein to the contrary, in the event of a termination of service due to the Participant’s Retirement, death, or Disability (as such terms are defined below), all unvested Awards shall be forfeited and all vested but unexercised Options as of the Participant’s date of termination shall be exercisable by the Participant until the expiration of the Option Period. To the extent a Participant’s Option is exercisable as a result of the Participant’s death, the Option may be exercised to such extent by the person or persons to whom the Participant’s rights to exercise the Option passed by will or the laws of descent and distribution (or by the executor or administrator of the Participant’s estate).
(d)    Definitions. For purposes of this Agreement, the following definitions shall apply:
(i)    Cause. Cause shall mean the termination of the Participant on account of (A) the Participant’s incompetence or dishonesty in his performance of, deliberate neglect of, willful malfeasance or misconduct in connection with the performance of, or continued failure to substantially perform, duties reasonably assigned to the Participant by the Company Board of Directors or the applicable Board of Directors of CommunityOne Bank or Bank of Granite (CommunityOne Bank and Bank of Granite collectively referred to herein as the “Bank”) which are in the interests of the Company or the applicable Bank and consistent with the Participant’s obligations hereunder; (B) the Participant’s material breach of this Agreement or any material written Company policy; (C) the Participant’s willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease‑and‑desist order; or (D) an act or acts on Participant’s part constituting (x) a felony or (y) a misdemeanor involving (a) fraud, moral turpitude, dishonesty, breach of trust or fiduciary duties, organized crime or racketeering; (b) a violation of securities or

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commodities laws or regulations; (c) a violation of depository institution laws or regulations; (d) a violation of housing authority laws or regulations; or (e) a violation of the rules, regulations, codes of conduct or ethics of a self‑regulatory trade or professional organization
(ii)    Disability. Disability shall mean that either (A) the Participant is deemed disabled for purposes of any group or individual long‑term disability policy paid for by the Company or the Bank that covers the Participant, or (B) in the good faith judgment of the Company Board of Directors, the Participant is substantially unable to perform the Participant’s duties under this Agreement for more than ninety days, whether or not consecutive, in any twelve‑month period, by reason of a physical or mental illness or injury
(iii)    Good Reason. Good Reason shall mean, unless the Participant shall have consented in writing thereto, (A) a material diminution in the Participant’s duties and responsibilities or authority, or any material adverse change in the Participant’s base compensation; (B) a relocation of the Participant’s primary work location more than thirty miles from Asheboro, North Carolina (provided that the relocation of the Participant’s primary work location to Charlotte, North Carolina or a location within thirty miles of Charlotte, North Carolina shall not constitute “Good Reason”); or (C) any material breach of this Agreement by the Company or the applicable Bank; provided that the Participant shall have delivered written notice to the Company, within ninety days of the initial existence of the circumstances giving rise to Good Reason, of the Participant’s intention to terminate his employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Participant’s right to terminate his employment for Good Reason and the Company or the applicable Bank shall not have cured such circumstances within thirty days following the Company’s receipt of such notice. If, following such thirty day period, the Company or the applicable Bank has not cured such circumstances and Participant decides to proceed with the termination of his employment for Good Reason, such a termination will be effective by providing the Company with a notice of termination.
(iv)    Retirement. Retirement shall mean termination of employment or after the Participant attains age 65.
4.    Tax Matters. The Participant shall pay or make provision for payment to the Company or its Affiliate, as applicable, through payroll or other withholding (which withholding the Participant hereby authorizes), the amount necessary to satisfy any federal, state or local withholding requirements applicable to any taxable event arising in connection with the Awards of Restricted Stock or Options by one or any combination of the following means: (i) tendering a cash payment, (ii) authorizing the Company to withhold Shares otherwise issuable to the Participant, or (iii) delivering to the Company already-owned and unencumbered Shares. The determination of the withholding amounts due in such event shall be made by the Company and the Banks, as applicable, and shall be binding upon the Participant. The Company shall not be required to deliver

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such Shares unless the Participant has made acceptable arrangements to satisfy any such withholding requirements. Nothing in this Section shall be construed to impose on the Company a duty to withhold where applicable law does not require such withholding.
THE PARTICIPANT ACKNOWLEDGES THAT THE PARTICIPANT IS RESPONSIBLE FOR, AND IS ADVISED TO CONSULT WITH THE PARTICIPANT’S OWN TAX ADVISORS REGARDING, THE TAX CONSEQUENCES TO THE PARTICIPANT THAT MAY ARISE IN CONNECTION WITH THE AWARDS, INCLUDING THE DECISION TO MAKE AND TIMELY FILE, AND THE CONSEQUENCES OF, ANY ELECTION UNDER SECTION 83(b) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE PARTICIPANT ALSO SHALL TIMELY DELIVER A COPY OF ANY SUCH SECTION 83(b) FILING TO THE COMPANY.
5.    Forfeiture Procedures. In the event of any forfeiture of the Restricted Stock or Option, such forfeiture shall be automatic and without further act or deed by the Participant. Notwithstanding the foregoing, if requested by the Company (or its agent), the Participant shall execute such documents (including, without limitation, a power of attorney in favor of the Company) and take such other action deemed necessary or desirable by the Company to evidence such forfeiture.
6.    Adjustments. The Awards granted pursuant to this Agreement shall be adjusted as provided in and subject to the Plan in the event of recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or other change in corporate capitalization affecting the Shares. The existence of the Awards shall not affect in any way the authority of the Company and its shareholders to exercise their corporate rights and powers, including, but not by way of limitation, the right of the Company to authorize any adjustment, reclassification, reorganization, or other change in its capital or business structure, any merger or consolidation of the Company, the dissolution or liquidation of the Company, the issuance of securities with preference ahead of or affecting the Shares, or any sale or transfer of all or any part of its business or assets.
7.    Securities Laws. Notwithstanding any provision herein to the contrary or in the Plan, the Company shall be under no obligation to issue any Shares to the Participant pursuant to this Agreement unless and until the Company has determined that such issuance is either exempt from registration, or is registered, under the Securities Act of 1933, as amended, and is either exempt from registration and qualification, or is registered or qualified, as applicable, under all applicable state securities or “blue sky” laws. Nothing in this Agreement shall be construed to obligate the Company at any time to file or maintain a registration statement under the Securities Act of 1933, as amended, or to effect similar compliance under any applicable state laws with respect to the Shares that may be issued pursuant to this Agreement. The Company may require that the Participant make such representations and agreements and furnish such information as the Company deems appropriate to assure compliance with applicable legal and regulatory requirements.
8.    Resolution of Disputes; Interpretation. Any question of interpretation, dispute or disagreement that arises under, or as a result of, this Agreement shall be determined by the Committee in its absolute discretion, and any such determination or other interpretation by the Committee pursuant to this Agreement shall be final, binding and conclusive on all parties affected thereby.

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9.    Miscellaneous.
(a)    Binding on Successors and Representatives. Subject to the transfer restrictions applicable to the Participant hereunder and other conditions hereof, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and the Participant’s heirs, executors, administrators, personal representatives, and assigns; and the parties agree, for themselves and their successors, representatives and assigns, to execute any instrument which may be necessary legally to effect the terms and conditions of this Agreement.
(b)    No Employment Rights. Nothing contained in this Agreement shall confer upon the Participant any right to continue in the employ or service of the Company or any Affiliate nor interfere with or limit in any way the right of the Company or an Affiliate to terminate the Participant’s employment by, or performance of services for, the Company or Affiliate at any time.
(c)    Entire Agreement. This Agreement together with the Plan constitute the entire agreement of the parties with respect to the Awards and supersede any previous agreement, whether written or oral, with respect thereto. This Agreement has been entered into in compliance with the terms of the Plan; wherever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.
(d)    Amendment. Except as otherwise provided below or in the Plan, neither this Agreement nor any of the terms and conditions herein set forth may be altered or amended orally, and any such alteration or amendment shall be effective only when reduced to writing and signed by each of the parties hereto. The Company or the Committee may, without obtaining the Participant’s written consent, amend this Agreement in any respect either deems necessary or advisable to comply with Section 409A of the Code and applicable regulations and guidance thereunder and/or to prevent this Agreement from being subject to Section 409A of the Code.
(e)    Construction and Definitions. Any reference herein to the singular or plural shall be construed as plural or singular whenever the context requires. Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Plan.
(f)    Notices. All notices, requests and amendments under this Agreement shall be in writing, and notices shall be deemed to have been given (i) if delivered by hand, when so delivered, (ii) if sent by overnight express service, one (1) business day after delivery to such service, or (iii) if mailed by certified or registered mail, return receipt requested, three (3) days after delivery to the post office:
(A)    if to the Company, at the following address:
FNB United Corp.
150 South Fayetteville Street
Asheboro, North Carolina 27203
or at such other address as the Company shall designate by notice.

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(B)    if to the Participant, to the Participant’s address appearing in the Company’s records, or at such other address as the Participant shall designate by notice.
(g)    Governing Law. Except to the extent preempted by Federal law, this Agreement shall be construed and determined in accordance with the laws of the State of North Carolina, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina. The parties hereby submit to the jurisdiction of the state and Federal courts encompassing the then current location of the Company’s principal headquarters for the resolution of any disputes, claims, or proceedings arising under this Agreement.
(h)    Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and the Committee may elect in its discretion to construe such invalid or unenforceable provision in a manner which conforms to applicable law or as if such provision was omitted.
(i)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year written below.

FNB United Corp. By: Title:	PARTICIPANT: [NAME] Date:________________________________

Date:_________________________________

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